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                    August 9, 2022

       Brian Kistler
       Chief Executive Officer
       VOSB Acquisition Corp I
       6461 N 100 E
       Ossian, IN 46777

                                                        Re: VOSB Acquisition
Corp I
                                                            Amendment No. 2 to
Registration Statement on Form 10-12G
                                                            Filed July 25, 2022
                                                            File No. 000-56436

       Dear Mr. Kistler:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Jeff Turner, Esq.